Exhibit 99.1

P. O. Box 270 Hartford, CT 06141-0270 56 Prospect Street Hartford, CT 06103 (860)-665-5000 www.nu.com

News Release

NU REPORTS THIRD QUARTER RESULTS

BOSTON, Massachusetts and HARTFORD, Connecticut, October 31, 2013 – Northeast Utilities (NYSE: NU) today reported earnings of $209.5 million, or $0.66 per share, in the third quarter of 2013, compared with earnings of $207.6 million, or $0.66 per share, in the third quarter of 2012.

Third quarter 2013 results included approximately $7 million, or $0.03 per share, of after-tax integration charges related to the April 2012 merger between NU and NSTAR.  Excluding those charges, NU earned $216.5 million, or $0.69 per share, in the third quarter of 2013.  Third quarter 2012 results included approximately $12.9 million, or $0.04 per share, of after-tax charges related to the merger.

In the first nine months of 2013, NU earned $608.6 million, or $1.93 per share, compared with earnings of $351.2 million, or $1.32 per share, in the first nine months of 2012.  Excluding integration costs of $10.6 million, or $0.03 per share, NU earned $619.2 million, or $1.96 per share, in the first nine months of 2013.  In the first nine months of 2012, NU earned $456.7 million, or $1.72 per share, excluding merger and related regulatory settlement costs.  Because the merger closed on April 10, 2012, NU’s nine-month results from last year exclude NSTAR’s first quarter 2012 earnings.

Thomas J. May, NU chairman, president and chief executive officer, said that NU’s operational and financial performance has been strong this year and that results for the first nine months of the year were consistent with NU’s expectations, illustrating the benefits of the merger.  “Our reliability and customer service levels continue to be strong this year and our cost control efforts remain on target,” May said.  “This reflects the success of our employees in adopting best practices as we integrate our operations and improve our customer service.”

Also today, NU affirmed its 2013 earnings guidance of $2.45 to $2.60 per share.

Electric Transmission

NU’s transmission segment earned $58.6 million in the third quarter of 2013 and $215.4 million in the first nine months of 2013, compared with $71.1 million in the third quarter of 2012 and $181.1 million in the first nine months of 2012.  Third quarter 2013 results reflect an after-tax reserve of $14.3 million resulting from an August 2013 recommendation from a Federal Energy Regulatory Commission (FERC) administrative law judge in a matter that is now before the FERC.  That recommendation, if accepted by the FERC, would lower the base return on equity earned by New England transmission owners from 11.14 percent to 10.6 percent for the 15-month period of October 1, 2011 through December 31, 2012.  Excluding that reserve, transmission earnings rose in 2013, compared with 2012, due to continued investment in NU’s transmission system, as well as the absence of NSTAR Electric Company transmission results from first quarter 2012 consolidated earnings.

Electric Distribution and Generation

NU’s electric distribution and generation segment earned $156.9 million in the third quarter of 2013 and $347.5 million in the first nine months of 2013, compared with $150.7 million in the third quarter of 2012 and $263.1 million in the first nine months of 2012.  Results for the first nine months of 2012 exclude $51 million of after-tax charges relating to the merger and related settlement costs, as well as the first quarter 2012 results of NSTAR Electric.

Earnings of Electric Utility Subsidiaries (net of preferred dividends)

The Connecticut Light and Power Company (CL&P) earned $64.9 million in the third quarter of 2013 and $215 million in the first nine months of 2013, compared with $73.5 million in the third quarter of 2012 and $170.1 million in the first nine months of 2012, excluding merger and related settlement costs.  Lower third quarter results primarily resulted from the aforementioned transmission reserve.  Improved year-to-date results were due primarily to CL&P’s increased transmission investment, lower operation and maintenance expense, and higher distribution revenues.

NSTAR Electric earned $106.5 million in the third quarter of 2013 and $211.5 million in the first nine months of 2013.  In the third quarter of 2012, NSTAR Electric also earned $106.5 million.

Public Service Company of New Hampshire earned $28.4 million in the third quarter of 2013 and $84.5 million in the first nine months of 2013, compared with earnings of $27.2 million in the third quarter of 2012 and $69.8 million in the first nine months of 2012.  Improved results reflect higher distribution revenue and higher generation earnings.

Western Massachusetts Electric Company (WMECO) earned $15 million in the third quarter of 2013 and $50 million in the first nine months of 2013, compared with $14.1 million in the third quarter of 2012 and $41.2 million in the first nine months of 2012, excluding merger and related settlement costs.  WMECO’s 2013 results improved largely as a result of higher transmission earnings, primarily related to the nearly completed Greater Springfield Reliability Project, most of which has been built in the WMECO service territory.

Natural Gas Distribution

NU’s natural gas distribution segment, which includes both Yankee Gas Services Company and NSTAR Gas Company, lost $10.4 million in the third quarter of 2013, compared with losses of $4.4 million in the third quarter of 2012.  It earned $34.1 million in the first nine months of 2013, compared with earnings of $10.4 million in the first nine months of 2012.  Results for the first nine months of 2012 excluded NSTAR Gas earnings for the first quarter of 2012, as well as $2.1 million of merger and related settlement costs.  Lower third quarter results were due primarily to the recognition of higher property tax and depreciation expense at NSTAR Gas.  Improved year-to-date results were due primarily to the inclusion of NSTAR Gas first quarter results in 2013 and higher sales, due primarily to colder first quarter weather in 2013.  Combined firm natural gas sales for NSTAR Gas and Yankee Gas were up 13.3 percent in the first nine months of 2013, compared with the first nine months of 2012.

NU Parent and Other Businesses

NU parent and other businesses earned $4.4 million in the third quarter of 2013 and $11.6 million in the first nine months of 2013.  Excluding integration costs, NU parent and other businesses earned $11.4 million in the third quarter of 2013 and $22.2 million in the first nine months of 2013.  In the third quarter of 2012, NU parent and other businesses earned $3.1 million, excluding $12.7 million of after-tax merger and related settlement costs.  In the first nine months of 2012, NU parent and other businesses earned $2.1 million, excluding $52.4 million of merger and related settlement costs.  Third quarter 2013 results benefited from a lower overall effective tax rate, compared with the same period of 2012.

The following table reconciles 2013 and 2012 third quarter and first nine months earnings per share:

		Third Quarter	First Nine Months
2012	Reported EPS	$0.66	$1.32
	2012 merger and related settlement costs	$0.04	$0.40
	2012 EPS before merger and related settlement costs	$0.70	$1.72
	Higher/(lower) transmission earnings in 2013	($0.04)	$0.06
	Higher electric distribution revenues in 2013	$0.01	$0.06
	Higher firm natural gas sales in 2013	---	$0.05
	(Higher)/lower non-tracked O&M in 2013	($0.02)	$0.08
	Other, including NU Parent	$0.04	$0.11
	NSTAR first-quarter 2013 earnings	---	$0.21
	Higher outstanding common shares	---	($0.33)
	2013 EPS before integration and merger-related costs	$0.69	$1.96
	2013 integration and merger-related costs	($0.03)	($0.03)
2013	Reported EPS	$0.66	$1.93

Financial results for the third quarter and first nine months of 2013 and 2012 are noted below:

Three months ended:

(in millions, except EPS)	September 30, 2013	September 30, 2012	Increase/ (Decrease)	2013 EPS[1]
Electric Distribution/Generation*	$156.9	$150.7	$6.2	$0.50
Natural Gas Distribution*	($10.4)	($4.4)	($6.0)	($0.03)
Electric Transmission	$58.6	$71.1	($12.5)	$0.18
NU Parent and Other Companies*	$11.4	$3.1	$8.3	$0.04
Earnings, ex. integration, merger impacts	$216.5	$220.5	($4.0)	$0.69
Integration, merger impacts	($7.0)	($12.9)	$5.9	($0.03)
Reported Earnings	$209.5	$207.6	$1.9	$0.66

Nine months ended:

(in millions, except EPS)	September 30, 2013	September 30, 2012	Increase/ (Decrease)	2013 EPS[1]
Electric Distribution/Generation*	$347.5	$263.1	$84.4	$1.10
Natural Gas Distribution*	$34.1	$10.4	$23.7	$0.11
Electric Transmission	$215.4	$181.1	$34.3	$0.68
NU Parent and Other Companies*	$22.2	$2.1	$20.1	$0.07
Earnings, ex. integration, merger impacts	$619.2	$456.7	$162.5	$1.96
Integration, merger impacts	($10.6)	($105.5)	$94.9	($0.03)
Reported Earnings	$608.6	$351.2	$257.4	$1.93

* Excludes costs attributable to integration, merger and related settlement agreements.

Retail sales data:

	September 30, 2013	September 30, 2012	% Change Actual
Electric Distribution
Gwh for three months ended	15,247	15,501	(1.6)
Gwh for nine months ended*	41,954	41,697	0.6

Natural Gas Distribution
Firm volumes in mmcf for three months ended	11,173	10,696	4.5
Firm volumes in mmcf for nine months ended**	68,046	60,035	13.3

*

Pre-merger sales data for NSTAR Electric are included for illustrative purposes.

**

Pre-merger sales data for NSTAR Gas are included for illustrative purposes.

NU has approximately 315 million common shares outstanding.  It operates New England’s largest energy delivery system, serving approximately 3.6 million customers in Connecticut, Massachusetts and New Hampshire.

CONTACT:

Jeffrey R. Kotkin

(860) 728-4650

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Note: NU will webcast a conference call with senior management on November 1, 2013, beginning at 9 a.m. Eastern Time. The webcast can be accessed through NU’s website at www.nu.com.

1 All per share amounts in this news release are reported on a diluted basis.  The only common equity securities that are publicly traded are common shares of NU parent.  The earnings and EPS of each business do not represent a direct legal interest in the assets and liabilities allocated to such business, but rather represent a direct interest in NU's assets and liabilities as a whole.  EPS by business is a non-GAAP (not determined using generally accepted accounting principles) measure that is calculated by dividing the net income or loss attributable to controlling interests of each business by the weighted average diluted NU parent common shares outstanding for the period.  In addition, our third quarter and first nine months of 2013 and 2012 earnings and EPS excluding certain integration and merger charges related to the April 10, 2012 closing of the merger between NU and NSTAR are non-GAAP financial measures.  Management uses these non-GAAP financial measures to evaluate earnings results and to provide details of earnings results by business and to more fully compare and explain our third quarter and first nine months of 2013 and 2012 results without including the impact of the non-recurring integration and merger-related costs.  Management believes that this measurement is useful to investors to evaluate the actual and projected financial performance and contribution of NU’s businesses.  Non-GAAP financial measures should not be considered as alternatives to NU consolidated net income attributable to controlling interests or EPS determined in accordance with GAAP as indicators of NU’s operating performance.

This news release includes statements concerning NU’s expectations, beliefs, plans, objectives, goals, strategies, assumptions of future events, future financial performance or growth and other statements that are not historical facts.  These statements are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  In some cases, readers can identify these forward-looking statements through the use of words or phrases such as “estimate, “expect,” “anticipate,” “intend,” “plan,” “project,” “believe,” “forecast,” “should,” “could,” and other similar expressions.  Forward-looking statements involve risks and uncertainties that may cause actual results or outcomes to differ materially from those included in the forward-looking statements.  Factors that may cause actual results to differ materially from those included in the forward-looking statements include, but are not limited to, the possibility that expected merger synergies will not be realized or will not be realized within the expected time period; cyber breaches, acts of war or terrorism, or grid disturbances; actions or inaction of local, state and federal regulatory and taxing bodies; changes in business and economic conditions, including their impact on interest rates, bad debt expense and demand for NU’s products and services; fluctuations in weather patterns; changes in laws, regulations or regulatory policy; changes in levels or timing of capital expenditures; disruptions in the capital markets or other events that make NU’s access to necessary capital more difficult or costly; developments in legal or public policy doctrines; technological developments; changes in accounting standards and financial reporting regulations; actions of rating agencies; and other presently unknown or unforeseen factors. Other risk factors are detailed from time to time in NU’s reports filed with the Securities and Exchange Commission.  Any forward-looking statement speaks only as of the date on which such statement is made, and NU undertakes no obligation to update the information contained in any forward-looking statements to reflect developments or circumstances occurring after the statement is made or to reflect the occurrence of unanticipated events.